Exhibit 10.17

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT dated for reference the 01 day of January, 2022.

BETWEEN:

KEY METALS CORP., a company subsisting under the laws of the state of Delaware, United States, having an office at 240 Crandon Blvd., Key Biscayne, FL 33149.

(the “Company”)

AND:

CESAR A. LOPEZ ALARCON, businessman, domiciled at 430 Grand Bay Drive, United States, having a residence at 430 Grand Bay Drive, Key Biscayne, FL 33149

(the “Consultant”)

W H E R E A S:

A.	The Company is a private Delaware company, having been incorporated under the laws of Delaware;

B.	The Company through various subsidiary entities is involved in all aspects of the international mining industry and, in particular, is assisting its wholly-owned subsidiary, Key Metals Corp. SpA, a private corporation incorporated in Chile to develop a copper-molybdenum-gold-zinc-cobalt mining project (“Project”) in the Republic of Chile;

C.	In addition, the Company engages in energy metals exploration activities in the United States and elsewhere;

D.	The Consultant is a qualified mining, legal, fundraising and investor relations advisor with extensive experience in corporate management, mining asset acquisitions, initial public offerings and various legal matters in the United States, Canada and South America;

E.	The Company the services of the Consultant as a chief executive officer of the Company and the Consultant desires to provide such services in such capacities, all pursuant to the terms and conditions set forth in this Agreement; and

F.	The Consultant has represented that he has prior experience in working with natural resources companies internationally, and the necessary contacts and expertise, to manage the Company and its Chilean subsidiary (Key Metals Corporation SpA), and has agreed to provide such services to the Company, and the Company wishes to retain the services of the Consultant in that regard, all on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1.	ENGAGEMENT

1.1	The Company hereby retains and engages the Consultant, and the Consultant hereby accepts such retainer and engagement, to perform the services set forth in section 2 hereof on the terms and conditions hereinafter set forth.

1.2	The term of this agreement (the “Term”) will commence on 01 June, 2021 and continue until terminated in accordance with the provisions hereof.

2.	SERVICES

2.1	The Consultant will provide the services to the Company as more particularly set forth and described in Schedule “A” (the “Services”).

2.2	For greater certainty, the Consultant and the Company confirm and agree that any one or more of the precise Services to be rendered by the Consultant may be reasonably extended, amended or curtailed by the Company upon reasonable notice in writing from time to time at its sole discretion.

2.3	The Consultant will:

(a)	provide the Services hereunder in a good, prudent and workmanlike manner, to the best of his abilities, and using his best efforts, skill and judgement;

(b)	fully observe and comply with all applicable laws, rules and regulations in relation to the actions of the Consultant hereunder or in connection with the Services or the Project, including, without limitation, the Foreign Corrupt Practices Act of 1977 (United States), the Corruption of Foreign Public Officials Act (Canada), the Bribery Act (United Kingdom) and any similar laws in Chile or other relevant countries);

(c)	comply with all applicable laws, statutes, codes, rules, regulations and ordinances, the requirements of any applicable regulatory agencies, and the terms and conditions of all applicable consents, permits, authorizations and licenses issued in connection with, or applicable to, the Company and the Project; and

(d)	comply with all applicable laws, policies, procedures, regulations and codes of governmental authorities relevant or applicable to the Company including, without limitation, with respect to conduct and ethics, workplace safety, hazardous materials, and environmental and community relations’ matters.

3.	COMPENSATION AND EXPENSES

3.1	As the consideration for the Services to be rendered by the Consultant hereunder, the Company will pay to the Consultant the sum of USD $15,000 DOLLARS per calendar month (the “Consulting Fee”) that the Consultant is engaged in the provision of the Services hereunder.

3.2	The Company will pay the Consulting Fee to the Consultant monthly, in arrears, upon presentation by the Consultant of an invoice in respect of each month’s Consulting Fee with respect to the Services rendered in such month.

3.3	The Company will, on a monthly basis (or as otherwise agreed by the Company and the Consultant), pay or, if paid by the Consultant, will reimburse the Consultant for, all reasonable costs, expenses and disbursements incurred by the Consultant in connection with the provision of the Services, provided that each expense and disbursement is supported by an invoice or receipt. The Consultant will submit all claims for such cost, expense and disbursement reimbursement on such expense account or other form(s) as may be required by the Company.

3.4	The Consultant will be based in and will perform the Services primarily from the United States and Chile but will travel to and from and be present at and perform the Services hereunder at such other locations internationally with such frequency and for such duration as the Consultant reasonably considers necessary for the proper and timely performance of the Services.

4.	RELATIONSHIP OF THE COMPANY AND THE CONSULTANT

4.1	The Company acknowledges that, subject to the provisions of this agreement, during the Term, the Consultant will engage in other business activities for gain, profit or other pecuniary advantage, including, without limitation, acting as a director of, or providing services to, other public and private companies with businesses similar or identical to those of the Company. However, it is the mutual intention of the parties that the Consultant will give strict priority to the provision of Services hereunder. Accordingly, the parties therefore agree that the Consultant will not:

(a)	without the consent of the Company, acting reasonably, engage in other business activities or provide services to or act as a director of, persons if to do so would prevent or unduly interfere with the ability of the Consultant to perform the Services for the Company hereunder or prevent or unduly interfere with the ability of the Consultant to travel to and be present at, the Project, as and when required to reasonably and efficiently perform the Services as reasonably requested by the Company; or

(b)	accept any retainer to provide any services to any person for any material period of time without first consulting with the Company to ensure that such retainer will not unduly interfere with or prevent the Consultant from rendering the Services hereunder as, when and where reasonably foreseeably required by the Company.

4.2	The Consultant will perform all Services hereunder as an independent contractor, and the Consultant will not, in the performance of Services hereunder, be considered for any reason to be, nor will the Consultant hold himself out to be, an agent, partner, employee or servant of the Company or any of the Company’s affiliates (the “Affiliates”) by virtue of this agreement, except to the extent specifically authorized by this agreement.

4.3	The Consultant will defend, indemnify and save harmless each of the Company and the Affiliates, and their respective directors, officers and employees, from and against any and all losses, expenses, suits, actions, causes of action, liabilities, obligations, damages, and costs made or brought against or suffered, incurred, or borne by any of the Company or the Affiliates, or their respective directors, officers, or employees, and arising out of or resulting from or in any way related to or caused by the failure of the Consultant to carry out, provide and render the Services in accordance with the provisions of this agreement.

5.	NOTIFICATION OF LAWSUITS AND VIOLATIONS OF LAWS

5.1	The Consultant will promptly notify the Company of any lawsuit, proceeding or other action commenced or taken against the Company or any facts or circumstances of which the Consultant is or becomes aware which may reasonably form the basis of any lawsuit, proceeding or action against the Company or any of the Affiliates.

5.2	The Consultant will:

(a)	familiarize himself with all relevant and applicable laws, statutes, codes, rules, regulations, ordinances and directions of duly constituted governmental bodies and the terms and conditions of all applicable consents, permits, authorizations and licenses issued in connection with, or applicable to, the Project and the activities of the Company in Chile; and

(b)	promptly notify the Company if:

(i)	he becomes aware that the Company has violated any laws, statutes, codes, rules, regulations, ordinances and directions of duly constituted governmental bodies or the terms and conditions of all applicable consents, permits, authorizations and licenses issued in connection with, or applicable to, the Chilean Projects, or

(ii)	he receives notice that any administrative or judicial complaint has been filed against the Company.

6.	TERMINATION

6.1	Notwithstanding anything in this agreement to the contrary, the Company may forthwith terminate this agreement and the retainer of the Consultant hereunder if:

(a)	the Consultant is, in the performance of the Services, guilty of conduct that would, at common law, constitute just cause for summary dismissal of the Consultant if he were an employee of the Company including, without limitation:

(i)	any wilful failure by the Consultant in the performance of any of the Services,

(ii)	the conviction of the Consultant of a criminal or summary conviction offence related to the retainer of the Consultant hereunder, or any act involving money or other property involving the Company or any Affiliate which would constitute a crime in the jurisdiction involved,

(iii)	any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company, any Affiliate, a supplier or service provider to the Company or any Affiliate or a customer of the Company or of any Affiliate,

(iv)	the use by the Consultant of illegal drugs or the habitual and disabling use of alcohol or drugs,

(v)	any material breach of any of the terms of this agreement by the Consultant which breach remains uncured after the expiration of five (5) days following the delivery of written notice of such breach to the Consultant by the Company,

(vi)	any threatened or actual attempt by the Consultant to secure any personal profit in connection with the business of the Company or any Affiliate or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of the Company or any of the Affiliates,

(vii)	any act by the Consultant which is materially injurious to the Company or its business or that of any Affiliate,

(viii)	any material breach by the Consultant of any of the policies governing the affairs of the Company and the conduct of its directors, officers, employees and consultants that may be applicable to the Consultant by virtue of subsection 4.3, and

(ix)	conduct by the Consultant amounting to inattention to, or substandard performance of, the Services, which failure or conduct remains uncured after the expiration of ten (10) days following the delivery of written notice of such failure or conduct to the Consultant by the Company,

(“Just Cause”)

(b)	the Consultant commits an act of bankruptcy, is adjudicated a bankrupt or otherwise becomes subject to the provisions of bankruptcy legislation in any state, or if a receiver, liquidator or receiver manager is appointed for the assets or business of the Consultant;

(c)	substantially all of the assets of the Company are sold;

(d)	a majority of the outstanding voting shares of the Company is sold, exchanged or otherwise disposed of in a single transaction or series of related transactions;

(e)	the Company terminates its business and liquidates its respective assets;

(f)	the Company is merged or consolidated in a transaction in which its shareholders receive less than fifty (50%) percent of the outstanding voting shares of the new or continuing corporation; or

(g)	the Consultant is, in the reasonable judgement of the Company, unable to efficiently and competently perform and carry out the required Services hereunder,

by giving written notice to the Consultant of its intention to terminate this agreement on the date specified in such notice (which date may not be prior to the date of delivery of the notice) and this agreement will thereupon terminate upon such specified date.

6.2	This agreement may be terminated:

(a)	at the election of the Consultant, upon giving to the Company not less than thirty (30) days’ written notice of his intention to terminate this agreement;

(b)	at the election of the Company, upon giving to the Consultant not less than sixty (60) days’ written notice of its intention to terminate this agreement,

and this agreement will thereupon terminate upon the day specified in such notice, unless the parties agree upon an earlier termination date.

6.3	At the option of the Company, upon the Company giving to the Consultant a notice pursuant to paragraph 6.2(b), the Company may require the Consultant to immediately cease providing the Services provided that the Company, concurrently with such notice, pays to the Consultant the Consulting Fee otherwise payable to the Consultant for the period covered by such notice.

6.4	Upon the termination of this agreement, for whatever reason, all of the liabilities, obligations and rights of the Consultant and the Company will cease as of the effective date of such termination, except for the provisions of this subsection 6.4, subsection 6.5 and sections 7, 8, 9, 10 and 16, each of which will continue in full force and effect for so long as may be necessary (subject to the six (6) month limitation with respect to the applicability of sections 7 and 8).

6.5	Given that the Company is contemplating a dissolution and corporate reorganization for the purposes of an initial public offering on a foreign stock exchange, no compensation is payable to the Consultant by the Company, or by the Consultant to the Company, as the result of a termination, for any reason whatsoever, of this agreement.

7.	NON-COMPETITION

7.1	The Company acknowledges that, due to the nature of the association of the Consultant with the mining industry:

(a)	the Consultant has access to, and will have access to and will acquire and assist in developing confidential information relating to the mining industry which may be in direct or indirect competition with the business or mineral projects of the Company;

(b)	subject to the provisions of this agreement, the Consultant will be at liberty to engage in any other business or activity, including businesses and activities within the mining industry, outside of that relationship hereby created, provided that the Consultant may not engage in any directly Competitive Activities (as defined in paragraph 7.2(a));

(c)	the Consultant may receive and use for his own benefit unsolicited mineral exploration project submissions directed to the Consultant or to the Consultant as agent for companies other than the Company, and the Consultant will not be under any obligation to make any such submissions known to the Company or to offer to the Company an opportunity to review or participate in the same; and

(d)	the Consultant may receive unsolicited mineral exploration project submissions directed to the Company, or to the Consultant as agent for the Company, which submissions the Consultant will promptly deliver to the Company for consideration by the Company. If the Company has not notified the Consultant in writing within thirty (30) days of receipt thereof by the Company from the Consultant that it intends to act upon such unsolicited mineral or mineral exploration project submissions, then the Consultant will have the right to consider such submissions for his own use and benefit and the Company will thereafter not have any further right to such submissions.

7.2	For the purposes of this agreement:

(a)	the phrase “Competitive Activities” means the participation of the Consultant, directly or indirectly through any corporation, partnership, firm or joint venture, without the prior written consent of the Company, in the management of any business operation of any enterprise, or the provision of consulting or advisory services to any business operation of any enterprise, if such operation (a “Competitive Operation”) engages in a substantial and direct competition with any operations of the Company or any Affiliate (or any operations of any optionees or joint venture partners of the Company or any Affiliate in respect of any of the mineral properties held by the Company or any Affiliate);

(b)	an operation by an enterprise will be considered to be in substantial and direct competition with the Company or an Affiliate if such operation is being conducted within twenty-five (25) kilometres of the outer perimeter of any of the mineral properties held by the Company or any Affiliate, or in which either the Company or any Affiliate has the right to earn an interest, provided that Competitive Activity will not include:

(i)	the mere ownership of securities in any publicly traded enterprise, or

(ii)	participation in the management of any enterprise or business operation thereof, or the provision of consulting services, other than in connection with a Competitive Operation of such enterprise or business operation thereof.

7.3	The provisions of this section 7 will be binding upon the Consultant during the term of this agreement and for a period of six (6) months after the termination of this agreement for any reason whatsoever.

8.	CONFIDENTIALITY

8.1	The Consultant will, notwithstanding any breach or alleged breach of this agreement:

(a)	hold in secrecy, as trustee or custodian for the Company and the Company’s exclusive benefit and use, all Confidential Information (as defined below), whether or not discovered, made or contributed to, in whole or in part, by the Consultant;

(b)	except, and then only to the extent required under the specific circumstances, as reasonably necessary for the Consultant to fulfill its duties and responsibilities hereunder, not divulge any Confidential Information to any person or persons, without the previous written consent of the Company; and

(c)	not use or attempt to use any Confidential Information that the Consultant may acquire in the course of rendering the Services hereunder for its own benefit, directly or indirectly, or for the benefit of any other person.

8.2	For the purposes of this agreement, the term “Confidential Information” means:

(a)	any information relating to:

(i)	the claims, concessions, licenses or other interests in minerals or in mineral properties, in which the Company or any Affiliate holds, or has a right to acquire, an interest (whether directly or indirectly, such as pursuant to a joint venture or otherwise) or other properties in which the Company or any Affiliate holds an interest (whether directly or indirectly, such as pursuant to a joint venture or otherwise) (collectively the “First Lithium Minerals Properties”),

(ii)	the assets, liabilities, business, operations, financial matters, shareholdings, products, processes or activities of the Company or of any Affiliate,

including, but not limited to title, ownership, geological, mining, metallurgical, engineering and economic studies, production rates and methods, sales and marketing of products produced, arrangements with suppliers of services and equipment and purchasers of products, budgets and work programs, trade secrets, mineral processing plans or strategies, mineral processing technologies, data, maps, plans, reports, results, drawings, interpretations, assays, forecasts, records, agreements, contracts and other information;

(b)	any information derived from a site visit or visits to any of the First Lithium Properties or an examination of any rock, soil, minerals, ore or other samples or substances extracted from any of the First Lithium Minerals Properties;

(c)	all summaries or extracts from and all notes, memoranda, studies, maps, records, notebooks, compilations, analyses or other documents based upon the information specified in paragraphs (a) or (b) above; and

(d)	any information similar to paragraphs (a) through (c) above in respect of a mineral property being considered by the Company or any Affiliate for possible acquisition,

and that is either not generally known to the public or that has not been publicly disclosed by the Company or any of its Affiliates.

8.3	All documents, records, notebooks, work papers, notes, memoranda, studies, compilations, analyses and similar repositories of or containers of Confidential Information, made or compiled by the Consultant (in whatever form, including paper, photographic, electronic, digital, machine-readable or otherwise) at any time during the term hereof, or made available to the Consultant during or prior to the Term by the Company or any Affiliate, including any and all copies thereof, will be the property of the Company or such Affiliate, as the case may be, and belong solely to the Company or such Affiliate, as the case may be, and will be held by the Consultant in trust and solely for the benefit of the Company or such Affiliate, as the case may be.

8.4	Upon termination of this agreement, for whatever reason, the Consultant will immediately surrender to the Company:

(a)	all Confidential Information in his possession or in the possession of any person or other entity under his control; and

(b)	any property and other things of value in his possession or in the possession of any person or other entity under his control and which contain, relate to or are derived from or based upon, directly or indirectly, any Confidential Information or to the business or operations of the Company or any Affiliate, whether in written, photographic, electronic or other form and howsoever stored (including on microfilm, CD, DVD, flash drive or any computer hard drive or other electronic storage media), and will ensure that the Consultant does not retain any copies thereof. Upon termination of this agreement, the Consultant will deliver a statutory declaration to the Company attesting to the compliance by him with the provisions of this subsection 8.4.

8.5	The provisions of this section 8 will be binding upon the Consultant during the term of this agreement and for a period of six (6) months after the termination of this agreement for any reason.

8.6	The Company acknowledges that the provisions of this Section 8 are only applicable to the Consultant in his capacity as a consultant to the Company, and that these provisions do not apply to the relationship of the Company and the Consultant in connection with the Consultant in his capacity as the General Manager of the Company or in connection with any of the activities of the Consultant in his capacity as the General Manager of the Company.

9.	ARBITRATION

9.1	Except with respect to Sections 7 and 8, for any breach of which the Company has the right to seek injunctive relief from a court of competent jurisdiction pursuant to subsection 10.1, any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or invalidity of it, or any deadlock or inability of the parties to agree on a course of action to be taken hereunder, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

9.2	The arbitrator’s fees will be paid by both parties in equal parts during the course of the arbitration but upon final decision of the dispute, the defeated party will pay all costs and reimburse all arbitration costs, including the amounts paid by the prevailing party, subject to the contrary decision of the arbitrator.

9.3	Arbitrations pursuant to this section 9 will be carried out in such a manner as to render the arbitration award enforceable in each of Delaware, Chile, the United Kingdom and in that regard all requirements of any such jurisdiction with respect to rendering a foreign arbitral award enforceable will be complied with.

10.	THE COMPANY’S REMEDY FOR BREACH AND RIGHT TO INJUNCTION

10.1	The Consultant and the Company agree that damages in the event of breach of Sections 7 or 8 of this agreement would be difficult, if not impossible, to ascertain, and the Consultant and the Company therefore agree that the Company, in addition to and without limiting any other right or remedy it may have on account of such breach or threatened breach, will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any such threatened or actual breach of this agreement by the Consultant. The existence of this right to an injunction or other available equitable relief will not preclude the Company from pursuing any other rights and remedies at law or in equity, which the Company may have, including recovery of damages.

11.	NON WAIVER

11.1	The failure of the Company to insist upon strict adherence to any one or more of the terms of this agreement on one or more occasions will not be construed as a waiver of any such term by the Company or deprive the Company of the right to require strict compliance thereafter with the same or any other term of this agreement.

12.	SEVERABILITY

12.1	If any portion of this agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining covenants and restrictions or portions thereof will remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time, such covenants and restrictions will be effective for such period of time as may be determined to be reasonable by a court of competent jurisdiction.

13.	ASSIGNMENT

13.1	The obligations and rights of the Consultant under this agreement may not be assigned or transferred in any manner, directly or indirectly,

13.2	The obligations and rights of the Company under this agreement may be assigned or transferred by the Company upon written notice to the Consultant to that effect.

14.	NOTICES

14.1	Any notice or other communication to be given hereunder will be in writing and will be addressed to the party to receive the same at the address for such party set out on page one hereof. All notices will be given personally or delivered by prepaid courier delivered to the party to receive the same and will be deemed to have been given and received on the day of delivery.

14.2	Any party may at any time give notice in writing to the other of a change in its address for the purposes of this section 14.

15.	AGREEMENT VOLUNTARY AND EQUITABLE

15.1	The Company and the Consultant acknowledge and declare that they each have carefully considered and understand the terms and conditions contained in this agreement including, but without limiting the generality of the foregoing, the Consultant’s rights upon termination and the restrictions on the Consultant after termination, and acknowledge and agree that the terms and conditions of the retainer of the Consultant and rights and restrictions upon termination set forth herein are mutually fair and equitable. Each of the parties covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this agreement voluntarily understanding the nature and effect of this agreement after receiving such advice.

16.	GENERAL

16.1	The parties will each do, or cause to be done, all acts or things necessary to implement and carry into effect this agreement to the full extent contemplated hereby.

16.2	The headings used throughout this agreement are inserted for reference purposes only and are not to be considered, or taken into account, in considering the terms or provisions of this agreement, nor to be deemed in any way to qualify, modify or explain the effect of any such terms or provisions.

16.3	This agreement constitutes the entire agreement among the parties hereto in relation to the subject matter hereof and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, expressed or implied, statutory or otherwise among the Consultant and the Company with respect to the subject matter herein.

16.4	This agreement may only be changed or modified by an agreement in writing signed by the parties hereto.

16.5	This agreement will be governed by and interpreted in accordance with the laws of Delaware without reference to any of its conflicts of laws rules that would require the application of any other law(s)).

IN WITNESS WHEREOF the Consultant and the Company have each executed this agreement as of the day and year first above written.

KEY METALS CORP.

Per:
Enrique Correa, Director

CESAR LOPEZ

SCHEDULE “A”

DESCRIPTION OF SERVICES

The Consultant will provide the following services to the Company:

1.	Selecting, on the basis of evaluations provided by professionals and after consideration of the risk factors involved, suitable mineral properties for potential acquisition by the Company and reviewing such potential mineral property acquisitions by the Company and providing advice to the Company with respect to the advisability of such acquisitions, the potential advantages and disadvantages of such acquisitions and generally providing advice in connection with such acquisitions;

2.	Negotiating on behalf of the Company:

(a)	contracts for the acquisition of interest in mineral properties,

(b)	contracts with potential participants in ventures to be participated in by the Company with respect to mineral properties held by the Company or held by such potential participants; and

(c)	contracts for the general operations of the Company.

3.	Communicating with the Company’s professional advisors including, without limitation, its solicitors, auditors, financial agents and independent consultants with respect to the operations, business, assets and activities of the Company;

4.	Assisting the Company in structuring, negotiating, financing and completing the acquisition of mineral property acquisitions and introducing the Company to potential outside consultants and partners in connection with acquisitions;

5.	Assisting the Company to obtain, develop and maintain contacts with other persons or companies who might assist in developing and meeting the business objectives of the Company;

6.	Generally providing strategic and business advice to the Company and assisting the Company in ascertaining potential strategic acquisitions;

7.	Generally supervising the Company’s agents and independent contractors engaged in providing services to the Company;

8.	Generally supervising the Company’s subsidiary’s management team;

9.	Assisting the Company to become listed on a public exchange and execute and initial public offering on a recognized exchange;

10.	Providing such other consulting and advisory services as may be requested by the Company from time to time and as are reasonably within the expertise and experience of the Consultant; and

11.	Generally increase shareholder value by increasing the market capital of the Company (collectively, the “Services”).